Exhibit 4.21

Tenancy Agreement

Lessor (Party A): Zhu Yu

Certificate number:330125197003144116

Tenant (Party B): Dacheng Liantong Zhejiang Information Technology Co., Ltd.

Intermediary Party (Party C): Hangzhou Yichang Commercial Management Co.Ltd.

In accordance with relevant legislation and regulations of the People’s Republic of China and the relevant regulations of the City, both parties, A and B, based on fairness, voluntariness, and equality By consensus, Party A will rent its legally owned property to Party B, and Party B will rent the use of Party A’s property , and enter into this agreement . This Agreement is established.

I. Basic information of the property or Housing basic information.

1.	The property is located in Room 1805, Yintai International Business Center, No. 1600 Science and Technology Museum Street, Binjiang District, Hangzhou.

2.	The building area of the property rented by Party A to Party B is 145.39m2 in total.

3.	The condition of the decoration and facilities of the property : furnished and air-conditioned

II. Lease use

1.	Party B leases the property for commercial office usage.

2.	During the lease term, Party B shall not change the use of the property without the prior written consent of Party A.

III. Lease term

1.	The lease period of the property is from May 15, 2021, to July 3, 2022.

IV. Leasing Date

1.	Party A will deliver it to Party B for use on May 15, 2021.

2.	The property is a commercial office in nature, Party A does not agree that Party B and its affiliated companies use this address to register their companies.

V. Rents, deposit and payment method

1.	The unit price of the rent of the property is: 3 yuan/square/day, the total annual rent is Renminbi: one hundred and fifty nine thousand two hundred and two yuan (¥159202.00).

The rent does not include the rent invoice, if Party B needs to issue a rent invoice, Party A will assist in handling it, but the tax arising from the property lease will be borne by Party B.

2.	The rent is paid in advance, once every 6 months. The first payment of rent is seventy-nine thousand six hundred and one yuan (¥79601.00), which will be paid within 10 days after signing the agreement , and the next rent will be paid 15 days before the due date.

3.	Rental deposit of Renminbi: thirteen thousand two hundred and sixty-seven yuan (¥ 13267.00), paid to Party A within 10 days of signing the agreement . If Party B does not settle the water, electricity, property management fees, and other usage fees and the company’s registered address is not moved out or canceled, Party A has the right to refuse to return the deposit, and Party A will refund it after Party B has completed the process.

4.	Party A receiving account

Name of the bank: Bank of Agriculture Bin Sheng Road Sub-branch Account name: Zhu Yu Account number:.622848 032966 3874074If Party B pays the rent in the form of remittance, the payment date shall be based on the date of the remittance voucher, and the remittance fee shall be borne by the remitting party)

1.	During the lease term, water, electricity, property and energy consumption fees and other user fees shall be borne by Party B. Party B shall directly hand over to Party A, who shall pay to the relevant departments on behalf of Party A, calculated from May 15, 2021.

VI. Liability for property maintenance

1.	During the lease term, Party B shall take care of and reasonably use the rented property and its ancillary facilities, and Party B shall be responsible for the maintenance of the electrical appliances or related facilities in the property , and if Party B causes damage to the property or facilities due to improper use, Party B shall immediately be responsible for the maintenance or financial compensation.

2.	In addition to the existing decoration and facilities in the property , Party B can carry out decoration according to its own needs. Party B shall remove the additional equipment Party B shall not damage the main structure of the property when dismantling the additional equipment, and shall only go through the procedure of surrendering the lease after Party A’s acceptance.

3.	If the property is damaged or Party B suffers losses due to irresistible reasons, both parties shall not be mutually liable.

VII. Subleasing agreement

1.	Party B may not sublease part or all of the leased property to others during the lease term.

VIII. Changes and Termination

1.	Party A or Party B for special reasons, by mutual agreement - - can change or cancel this agreement . By mutual consent of Party A and Party B, supplementary terms may be concluded. However, the supplementary terms shall conform to the national and city regulations on housing lease management.

2.	The agreement cannot be continued due to damage to the property and its appurtenances caused by force majeure factors.

3.	If the agreement is changed or cancelled, the party requesting the change or cancellation of the agreement shall take the initiative to propose to the other party. The other party shall be responsible for compensating for any loss suffered by the other party as a result of the change or cancellation of this Agreement.

IX. Party A’s liability for breach of agreement

1.	If Party A fails to deliver the premises for Party B’s use at the time agreed in this agreement , Party A shall pay Party B 4% of the monthly rent for each day late. Party A shall pay Party B as liquidated damages.

2.	During the lease period, if Party A takes back the property in advance, Party A shall consult with Party B in advance, and after consensus, except for Party B’s After the loss of renovation depreciation, relocation costs, and other actual losses, and to pay Party B one month’s rent as liquidated damages.

X. Party B’s liability for breach of agreement

During the lease period, Party B has one of the following acts-, Party A has the right to terminate this agreement and take back the property , and Party B shall pay _one_ month’s rent as liquidated damages, if Party B has renovated the property , and the hard decoration needs to be retained.

1.	If Party B does not demolish and change the main structure of the property or damage the property without the written consent of the relevant departments or Party A, and if Party B has not corrected the situation within the limited time after Party A has given written notice.

2.	change the use of the lease as stipulated in this agreement , use the property for illegal and unlawful activities, or be punished by the public security enforcement department.

The public security enforcement department will deal with the punishment.

3.	Default in rent payment for more than one week in total.

4.	Within the lease term, Party B withdraws from the lease or sublets or lends the property to others without the consent of Party A.

5.	Other responsibilities for breach of agreement .

1)	If Party B is late in delivering water, electricity and property fees for more than one month during the lease term, Party A has the right to take action to stop the supply or use. Party B shall be responsible for all consequences caused by this.

2)	At the end of the lease period, if Party B returns the property late or if the registered address of the company is not moved out (or cancelled), Party B shall pay Party A 4% of the monthly rent as liquidated damages for each late day.

XI. Termination of agreement: At the end of the lease period, Party A has the right to take back all the leased premises, Party B should return them as scheduled, and if the address has been used to register a company should be 15 days in advance for the company’s registered address to move out or cancel. If Party B requests to renew the lease, it must be submitted to Party A within one month before the expiration of the lease period in writing, if Party A continues to rent, under the same conditions, Party B has the right of first refusal to sign the lease agreement .

XII. Dispute resolution: Disputes between Party A and Party B in the process of performing this agreement shall be resolved through consultation. If the negotiation fails, a lawsuit shall be filed to the People’s Court of Hangzhou Binjiang District.

XIII. Both parties promise that the documents and information provided are legal and valid, and both parties will pay the service fee after signing this agreement Party A shall pay Party C the service fee of Renminbi (RMB) six thousand, six hundred, and three hundred and thirty-four yuan (RMB 6634.00) after signing this agreement . This agreement together with the annexes in triplicate, A and B each hold - a copy, and the intermediary party keeps a copy.

XIV. Other terms

Party B will pay Party A the next installment of housing rent fifteen days in advance for each installment

The first installment of rent from May 15, 2021, to November 14, 2021, is RMB79,601.00 (paid on May 6,2021)

The second period of rent from November 15, 2021, to July 3, 2022 is RMB101,410.00 (paid on November 1, 2021).

Lessor (Party A) :	Tel:13336030338.
Manager/Agent:

Lessee (Party B) :	Tel: 15157115416
Agent: Xu Yang

Intermediary Party (Party C):
Agent:	Phone: 18858127927

Agreement Location:	Signature date: April 30, 2021.

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